Exhibit 99.1

 Temecula Valley Bancorp Inc. Announces It Will Seek Shareholder Approval of a
           Two-for-One Stock Split and Reincorporation in California

    TEMECULA, Calif.--(BUSINESS WIRE)--Oct. 31, 2003--Temecula Valley Bancorp Inc. (OTCBB: TMCV), reported that the board of directors has approved and will request its shareholders to approve a two-for-one stock split of its common stock and the reincorporation of Temecula Valley Bancorp Inc., changing its state of incorporation from Delaware to California. Shareholder approval is required before the reincorporation and the stock split can be implemented. It is anticipated that in mid-December 2003, the shareholders will be asked to approve these events.
    If these actions are approved, there will be no change in the location of company operations, location of employees, or in the way the company does business. The result of the reincorporation will be to change the company's state of legal incorporation for tax purposes. After approvals and implementation, the company's common stock will continue to trade in the over-the counter market under the symbol TMCV.OB.
    The reincorporation will be accomplished through the merger of the company with and into a newly formed and wholly-owned California subsidiary, and in conjunction therewith, the stock split will be affected. Shareholders holding a majority of the common stock will be asked to approve the reincorporation and the concurrent stock split at the December meeting. The Company plans to send a proxy statement to its shareholders in the near future and, subject to obtaining the necessary approvals, expects the transaction to be effective before year-end.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno, Calif., Chico, Calif., Anaheim Hills, Calif., Bellevue, Wash., Gurnee, Ill., Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla. and Atlanta. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet Web site can be reached at www.temvalbank.com.


    CONTACT: Temecula Valley Bank, Temecula
             Stephen H. Wacknitz, 909-694-9940